SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):
November 4, 2001

DIALOG GROUP, INC.
(Exact name of Registrant as specified in its charter)
(formerly IMX Pharmaceuticals, Inc.)

Commission File Number 000–30294

Delaware	87-0394290
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

Third Floor, 17 State Street, New York, NY 10004
(Address of Principal Executive Offices)

212.509.9500
(Registrant's Telephone number, including area code)

ITEM 2. Acquisition or Disposition of Assets.

On November 6th, 2002, Registrant (“IMX”) entered into an Agreement for Merger (the “Agreement”), with Healthcare Dialog, Inc. (“HCD”). Pursuant to the Agreement, HCD will merge with an IMX subsidiary.

When the merger is consummated, IMX will issue its Common, Class B-1 Preferred, Class C Preferred Stock, and warrants to purchase its Common Stock so that the former shareholders of HCD will own one half of each type of security. After the conclusion of this transaction Peter DeCrescenzo will hold approximately 30% of the equity of IMX. As a result, he will join Stephen Dean, IMX’s Chairman as a controlling person of IMX. It is anticipated that after the consummation of the Merger, Mr. DeCrescenzo will become President and CEO of IMX.

The consummation of the merger is subject to several conditions, principally the conclusion of a $1 million net financing.

IMX is a technology driven marketing and sales solutions Company that provides direct mail and telemarketing services through its wholly owned subsidiaries ThinkDirectMarketing, Inc. (TDMI) and Findstar, plc. TDMI designs, develops and distributes online products and services that automate and streamline direct marketing processes and provides marketing and sales solutions for customer acquisition and customer retention for small- to mid-size companies. TDMI has developed a scaleable and complementary line of data management products and professional direct mail services. TDMI partners include: United States Postal Service, Microsoft, Avery Dennison, Acxiom, Claritas, Artisoft and Interactive Intelligence. Findstar is a sales led organization with telemarketing capabilities currently responsible for the sale and distribution of Panda Software anti-virus software and products in the UK and provides a platform for TDMI's launch into the UK and Europe.

Description of Healthcare Dialog

Healthcare Dialog, Inc. is a leading provider of relationship marketing communications services to the healthcare industry. Healthcare Dialog provides pharmaceutical companies with a suite of integrated healthcare-specific campaign creation and management capabilities – including strategic and creative services, interactive communication services, patient/consumer target identification, and database enhancement and management services. Combining these services, Healthcare Dialog creates, launches and continually upgrades a wide range of targeted and highly customizable direct and interactive marketing campaigns. Clients rely on Healthcare Dialog to help establish and build more valuable and longer lasting relationships with physicians, patients and consumers over a broad array of permission-based contact points, including Internet websites, opt-in e-mails, digital, on-demand print, direct mail and telemarketing. Healthcare Dialog provides clients with comprehensive healthcare expertise, access to databases of almost 100 million households, expertise in scalable mass personalization distribution technology, capabilities in syndicated marketing campaigns and track record of successfully delivering professional results.

Past and present Healthcare Dialog clientele includes pharmaceutical leaders such as Novartis AG and Schering-Plough Corp. and healthcare product retailers such as the Rite Aid drugstore chain. Healthcare Dialog partners with client-side brand teams and sales force management teams and wide ranging experience with both mass market and niche client brands, including such household names as Allegra® and Coppertone®. Because of its in-house content development and media production capabilities, Healthcare Dialog also provides its services to other industries, including Insurance, Hotel and Hospitality Services, etc., including companies such as Assurant, Progressive Insurance and Marriott Vacation Clubs.

ITEM 5. Other Events

The statutory merger by which the registrant’s change of domicile to Delaware, increase in its authorized common stock to 100,000,000 shares, changes to its Class B Preferred, and change of it name to Dialog Group, Inc. were to be accomplished was filled in Delaware and Utah and became effective on November 15, 2002.

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits.

The historical pro forma financial statements required by Item 7 as a result of the transactions described in Item 2 will not be filed until seventy-five days after the merger is consummated..

Exhibit Number	Description
3.10	Delaware Certificate of Merger between IMX Pharmaceuticals and Dialog Group Inc. (Incorporated by reference from Report on Form 10-Q for the quarter ended September 30, 2002 filed on November 15, 2002)
10.5	Agreement for Merger dated November 6, 2002 among among IMX Pharmaceuticals, Inc., a Utah corporation (“IMX”) (for itself and for Dialog Group, Inc., its successor by merger), HCD Acquisition, Inc. (“HCD Acquisition”), a Delaware corporation, Healthcare Dialog, Inc., a Delaware corporation (“HCD”), and Peter DeCrescenzo, Vincent DeCrescenzo, and Cindy Lanzendoen, each an individual, (collectively, the “Shareholders”) and Stephen Dean, an individual (the “Guarantor”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMX PHARMACEUTICALS, INC.

Date: November 11, 2002	By: /s/ Adrian Stecyk
Adrian Stecyk, President

INDEX TO EXHIBITS

Exhibit Number	Description	Page
10.5	Agreement for Merger dated November 6, 2002 among IMX Pharmaceuticals, Inc., a Utah corporation (“IMX”) (for itself and for Dialog Group, Inc., its successor by merger), HCD Acquisition, Inc. (“HCD Acquisition”), a Delaware corporation, Healthcare Dialog, Inc., a Delaware corporation (“HCD”), and Peter DeCrescenzo, Vincent DeCrescenzo, and Cindy Lanzendoen, each an individual, (collectively, the “Shareholders”) and Stephen Dean, an individual (the “Guarantor”).	1–19